EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

Vitesse Semiconductor Corporation:

We consent to incorporation by reference herein of our report dated October 18, 2002, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2002, and the related schedule, which report appears in the September 30, 2002, annual report on Form 10-K of Vitesse Semiconductor Corporation, and to the reference to our firm under the heading “Experts” in the registration statement

/s/    KPMG LLP

Los Angeles, California

July 1, 2003